April 8, 1998



Michael A. Griffith
Chirex Inc.
300 Atlantic St.
Suite 402
Stamford, CT  06901


RE:        Amended Schedule 13G


Enclosed pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at March 31, 1998 by American Express Company, American Express Financial Corporation and IDS Discovery Fund, Inc.
in common stock of Chirex Inc..


Sincerely,



Steve Turbenson
Director - External Reports and Tax




Enclosure

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934



                                   Chirex Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Amendement #3

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                                    170038-10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)




The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                              CUSIP NO. 170038-10-3


1)     Name of Reporting Person     American Express Company

     S.S. or I.R.S. Identification                            IRS No. 13-4922250
       No. of Above Person

--------------------------------------------------------------------------------

2)     Check the Appropriate Box                                (a)
                                                                ---
  if a Member of a Group                                   (b) X - Joint Filing
                                                            --------------------

--------------------------------------------------------------------------------

3)     SEC Use Only

--------------------------------------------------------------------------------

4)     Citizenship or Place of Organization                            New York

               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
       (5) Sole Voting Power        -0-
       (6) Shared Voting Power      -0-
       (7) Sole Dispositive Power   -0-
       (8) Shared Dispositive Power 1,550,000

--------------------------------------------------------------------------------

9)     Aggregate Amount Beneficially
       Owned by Each Reporting Person       1,550,000

--------------------------------------------------------------------------------

10)    Check if the Aggregate Amount in
       Row (9) Excludes Certain Shares      Not Applicable

--------------------------------------------------------------------------------

11)    Percent of Class Represented by
       Amount In Row (9)                                               13.2%

--------------------------------------------------------------------------------

12)    Type of Reporting Person                                        CO, HC

--------------------------------------------------------------------------------

                              CUSIP NO. 170038-10-3


1)     Name of Reporting Person     American Express Financial Corporation

     S.S. or I.R.S. Identification                            IRS No. 13-3180631
       No. of Above Person

--------------------------------------------------------------------------------

2)     Check the Appropriate Box                                (a)
                                                                ---
   if a Member of a Group                                   (b) X - Joint Filing
                                                            --------------------

--------------------------------------------------------------------------------

3)     SEC Use Only

--------------------------------------------------------------------------------

4)     Citizenship or Place of Organization                            Delaware

               NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
       (5) Sole Voting Power                                           -0-
       (6) Shared Voting Power                                  -0-
       (7) Sole Dispositive Power                               -0-
       (8) Shared Dispositive Power         1,550,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

9)     Aggregate Amount Beneficially
       Owned by Each Reporting Person       1,550,000

--------------------------------------------------------------------------------

10)    Check if the Aggregate Amount in
       Row (9) Excludes Certain Shares      Not Applicable

--------------------------------------------------------------------------------

11)    Percent of Class Represented by
       Amount In Row (9)                                               13.2%

--------------------------------------------------------------------------------

12)    Type of Reporting Person                                        CO, IA

--------------------------------------------------------------------------------

                              CUSIP NO 170038-10-3


1)Name of Reporting Person                              IDS Discovery Fund, Inc.
S.S. or I.R.S. Identification                                 IRS No. 41-1399805
       No. of Above Person

--------------------------------------------------------------------------------

2)     Check the Appropriate Box                                (a)
                                                                ---
  if a Member of a Group                                   (b) X - Joint Filing
                                                            --------------------

--------------------------------------------------------------------------------

3)     SEC Use Only

--------------------------------------------------------------------------------

4)     Citizenship or Place of Organization                            Minnesota

--------------------------------------------------------------------------------

                           NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
                                   PERSON WITH
       (5)  Sole Voting Power                                   1,100,000
       ----------------------                                   ---------
       (6)  Shared Voting Power                                 -0-
       ------------------------                                 ---
       (7)  Sole Dispositive Power                              -0-
       ---------------------------                              ---
       (8)  Shared Dispositive Power                            1,100,000
       -----------------------------                            ---------


--------------------------------------------------------------------------------

9)     Aggregate Amount Beneficially
       Owned by Each Reporting Person                                  1,100,000

--------------------------------------------------------------------------------

10)    Check if the Aggregate Amount in
 Row (9) Excludes Certain Shares                                 Not Applicable

--------------------------------------------------------------------------------

11)    Percent of Class Represented by
       Amount In Row (9)                                               9.3%

--------------------------------------------------------------------------------

12)    Type of Reporting Person                                 CO, IC

--------------------------------------------------------------------------------

1(a)       Name of Issuer:                                    Chirex Inc.

1(b)       Address of Issuer's Principal                      300 Atlantic St.
           Executive Offices:                                 Suite 402
                                                             Stamford, CT  06901

2(a)       Name of Person Filing:                       American Express Company
                                          American Express Financial Corporation
                                                        IDS Discovery Fund, Inc.

2(b)       Address of Principal Business Office:        American Express Company
                                                          American Express Tower
                                                              200 Vesey Street
                                                             New York, NY  10285

                                          American Express Financial Corporation
                                                              IDS Tower 10
                                                          Minneapolis, MN  55440

                                                        IDS Discovery Fund, Inc.
                                                              IDS Tower 10
                                                          Minneapolis, MN  55440

2(c)       Citizenship:                                 See Item 4 of Cover Page

2(d)       Title of Class of Securities:                      Common Stock

2(e)       Cusip Number:                                      170038-10-3

3      Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):
               American Express Company, one of the persons filing this statement, is a Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).

               American Express Financial Corporation, one of the persons filing this statement, is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.

               IDS Discovery Fund, Inc., one of the persons filing this statement, is an Investment Company registered under section 8 of the Investment Company Act.

4(a) Amount Beneficially Owned as of March 31, 1998:   See Item 9 of Cover Pages

4(b) Percent of Class: See Item 11 of Cover Pages 4(c) Number of Shares as to which such person has:
           (i) Sole power to vote or to direct the vote: See Item 5 of Cover Pages (ii) Shared power to vote or direct the vote: See Item 6 of Cover Pages (iii) Sole power to dispose or to direct the disposition of: See Item 7 of Cover Pages
    (iv)   Shared power to dispose or to direct the disposition of:   See Item 8
                  of Cover Pages
5          Ownership of 5% or Less of a Class:
           If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

6          Ownership of more than 5% on Behalf of Another Person:

                                 Not Applicable

7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                  See Exhibit I

8          Identification and Classification of Members of the Group:

                                 Not Applicable

9          Notice of Dissolution of Group:

                                 Not Applicable
10         Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          American Express Financial Corporation

Dated: March 31, 1998                                         By
                                                                 Signature

                                                                 Steve Turbenson
                                                     Director - External Reports
                                                                 and Tax
                                                                 Name/Title
                                              Telephone:         (612)  671-2059

                                  Exhibit Index


Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II             Statement of American Express Company

Exhibit III            Statement of American Express Financial Corporation

Exhibit IV             Statement of IDS Discovery Fund, Inc.

                                    Exhibit I

                                       to

                                  Schedule 13G

       One of the persons filing this statement is a parent holding company. The relevant subsidiary, American Express Financial Corporation, a Delaware Corporation, is registered as investment advisor under section 203 of the Investment Advisors Act of 1940. IDS Discovery Fund, Inc., a Minnesota Corporation, is registered as an investment company under section 8 of the Investment Company Act. IDS Discovery Fund, Inc. is advised by American Express Financial Corporation.

                                   EXHIBIT II

                                       to

                                  SCHEDULE 13G

                                    under the

                         Securities Exchange Act of 1934

American Express Company, American Express Tower, World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this
Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

Pursuant to Rule 13d-1(f) (1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the comptroller, the Secretary, the General Counsel, any Associate General Counsel or any Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


                                                   AMERICAN EXPRESS COMPANY



                                                 By:____________________________
                                           Name:               Stephen P. Norman
                                                   Title:              Secretary

                                   Exhibit III

                                       to

                                  Schedule 13G

                                    Under the

                         Securities Exchange Act of 1934


       Pursuant to Rule 13d-1(f)(1), American Express Financial Corporation affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed in its behalf.


                                          American Express Financial Corporation


                                                          By:
                                                               Steve Turbenson
                                                     Director - External Reports
                                                               and Tax

                                   Exhibit IV

                                       to

                                  Schedule 13G

                                    Under the

                         Securities Exchange Act of 1934


Pursuant to Rule 13d-1(f)(1), IDS Discovery Fund, Inc. affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on it behalf.


                                                       IDS Discovery Fund, Inc.



                                               By:
                                  Leslie L. Ogg
                                              Vice President and General Counsel